Exhibit 99.1

QuintilesIMS Reports Third-Quarter 2017 Results

  Revenue $2,019 million
  Adjusted EBITDA $512 million
  GAAP Diluted Earnings per Share $0.38; Adjusted Diluted Earnings per Share $1.19
  $3.3 billion of share repurchase completed post-merger, $557 million completed during the third quarter

DANBURY, Conn. & RESEARCH TRIANGLE PARK, N.C.--(BUSINESS WIRE)--October 26, 2017--Quintiles IMS Holdings, Inc. (NYSE:Q), a leading global provider of information, technology solutions and contract research services to the healthcare and life sciences industries, today reported financial results for the quarter ended September 30, 2017. On October 3, 2016, the merger of Quintiles Transnational Holdings Inc. and IMS Health Holdings, Inc. was completed. To aid investors and analysts with year-over-year comparability for the merged business, we are including company financial information that combines the stand-alone Quintiles and IMS Health financial information for revenue and Adjusted EBITDA as if the merger had taken place on January 1, 2016, with conforming adjustments to the current year presentation.

Third-Quarter 2017 Operating Results

Revenue for the third quarter of $2,019 million increased 4.8 percent on a reported basis, and 4.3 percent on a constant currency basis, compared to the third quarter of 2016.

Combined company Research & Development Solutions revenue of $938 million grew 7.3 percent reported and 6.9 percent on a constant currency basis, compared to the third quarter of 2016. Growth was impacted by a year-over-year decline in the early clinical development business, due to a facility closing in Europe during 2016. Excluding the early clinical development business, reported growth for Research & Development Solutions would have been 7.8 percent.

Combined company Commercial Solutions revenue of $887 million grew 4.0 percent reported and 2.9 percent at constant currency. Growth was partially offset by the divestiture of the Encore business during the quarter, a legacy Quintiles provider business. Excluding Encore, reported growth for Commercial Solutions would have been 5.6 percent.

Combined company Integrated Engagement Services revenue of $194 million was down 2.3 percent reported and down 1.1 percent at constant currency.

Third-quarter 2017 Adjusted EBITDA was $512 million. GAAP net income was $84 million and GAAP diluted earnings per share was $0.38. Adjusted Net Income was $260 million and Adjusted Diluted Earnings per Share was $1.19.

“We delivered strong financial performance in the quarter,” said Ari Bousbib, chairman and CEO, QuintilesIMS. “Our innovative offerings integrate rich information, advanced analytics, new technologies, and domain expertise on a global basis, driving significant client wins.”

Year-to-Date 2017 Operating Results

Revenue of $5,899 million for the first nine months of 2017 increased 2.1 percent reported and 2.7 percent on a constant currency basis, compared to the first nine months of 2016. Under purchase accounting rules, a portion of IMS Health’s deferred revenue, which would have otherwise been realized as revenue during the first and second quarters of 2017 was eliminated. Excluding this $8 million deferred revenue adjustment, and on a combined company basis, revenue for the first nine months of 2017 increased 2.3 percent at actual FX rates and 2.9 percent on a constant currency basis, compared with the first nine months of 2016.

Combined company Research & Development Solutions revenue of $2,700 million for the first nine months of 2017 grew 3.6 percent at actual FX rates and 4.3 percent on a constant currency basis, compared with the first nine months of 2016. Research & Development Solutions contracted net new business totaled $4.37 billion for the 12 months ended September 30, 2017. The last twelve months book-to-bill ratio was 1.22 and contracted backlog was $10.32 billion at September 30, 2017. The company expects approximately $3.0 billion of this backlog to convert to revenue in the next twelve months.

Combined company Commercial Solutions revenue of $2,611 million for the first nine months of 2017 increased 2.1 percent on a reported basis and 2.5 percent on a constant currency basis, compared with the first nine months of 2016.

Combined company Integrated Engagement Services revenue of $596 million for the first nine months of 2017 was down 2.3 percent at actual FX rates and down 1.2 percent at constant currency, compared with the first nine months of 2016.

For the first nine months of 2017 Adjusted EBITDA was $1,465 million. GAAP net income was $233 million and GAAP diluted earnings per share was $1.04. Adjusted Net Income was $739 million and Adjusted Diluted Earnings per Share was $3.28.

Financial Position

As of September 30, 2017, cash and cash equivalents were $1,103 million and the principal amount of debt was $9,800 million, resulting in net debt of $8,697 million. At the end of the third quarter of 2017, QuintilesIMS’s Gross Leverage Ratio was 4.9 times, and Net Leverage Ratio was 4.3 times trailing 12-month combined company Adjusted EBITDA.

Share Repurchase

On September 19, 2017, the company repurchased $380 million of stock from the company’s private equity sponsors. The company also repurchased $177 million of its stock in the open market, for a total repurchase of $557 million during the third quarter. QuintilesIMS had $295 million of share repurchase authorization remaining at September 30, 2017.

Fourth-Quarter 2017 Guidance

For the fourth quarter, QuintilesIMS expects revenue between $2,120 million and $2,160 million, Adjusted EBITDA between $560 million and $585 million and Adjusted Diluted Earnings per Share between $1.28 and $1.37.

This financial guidance assumes current foreign currency exchange rates remain in effect for the remainder of the year. Revenue guidance excludes reimbursed expenses for the Research & Development Solutions business.

Webcast & Conference Call Details

QuintilesIMS will host a conference call at 9:00 a.m. Eastern Time today to discuss its third-quarter 2017 financial results and 2017 guidance. To participate, please dial 1-800-410-4983 in the United States and Canada or +1-303-223-4375 outside the United States approximately 15 minutes before the scheduled start of the call. The conference call and a presentation will be accessible live via webcast on the Investors section of the QuintilesIMS website at http://ir.quintilesims.com. An archived replay of the webcast will be available online at http://ir.quintilesims.com after 1:00 p.m. Eastern Time today.

About QuintilesIMS

QuintilesIMS (NYSE:Q) is a leading integrated information and technology-enabled healthcare service provider worldwide, dedicated to helping its clients improve their clinical, scientific and commercial results. Formed through the merger of Quintiles Transnational and IMS Health, QuintilesIMS’s more than 55,000 employees conduct operations in more than 100 countries. Companies seeking to improve real-world patient outcomes through treatment innovations, care provision and access can leverage QuintilesIMS’s broad range of healthcare information, technology and service solutions to drive new insights and approaches. QuintilesIMS provides solutions that span clinical to commercial, bringing customers a unique opportunity to realize the full potential of innovations and advanced healthcare outcomes.

As a global leader in protecting individual patient privacy, QuintilesIMS uses healthcare data to deliver critical, real-world disease and treatment insights. Through a wide variety of privacy-enhancing technologies and safeguards, QuintilesIMS protects individual privacy while managing information to drive healthcare forward. These insights and execution capabilities help biotech, medical device and pharmaceutical companies, medical researchers, government agencies, payers and other healthcare stakeholders in the development and approval of new therapies, and to identify unmet treatment needs and understand the safety, effectiveness and value of pharmaceutical products in improving overall health outcomes. To learn more, visit www.QuintilesIMS.com.

Cautionary Statements Regarding Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “target,” similar expressions, and variations or negatives of these words. Actual results may differ materially from our expectations due to a number of factors, including, but not limited to, that our ability to integrate the legacy IMS Health and Quintiles businesses successfully and to achieve anticipated cost savings and other synergies; the possibility that other anticipated benefits of the proposed transaction will not be realized, including without limitation, anticipated revenues, expenses, earnings and other financial results, and growth and expansion of the combined company’s operations, and the anticipated tax treatment; possible disruptions from the combination of IMS Health and Quintiles through a “merger of equals” business combination that could harm our businesses, including current plans and operations; our ability to retain, attract and hire key personnel; potential adverse reactions or changes to relationships with clients, employees, suppliers or other parties resulting from the merger; that most of our contracts may be terminated on short notice, and we may be unable to maintain large client contracts or to enter into new contracts; our financial results may be adversely affected if we underprice our contracts, overrun our cost estimates or fail to receive approval for or experience delays in documenting change orders; imposition of restrictions on our use of data by data suppliers or their refusal to license data to us; failure to meet our productivity objectives; failure to successfully invest in growth opportunities; imposition of restrictions on our current and future activities under data protection and privacy laws; breaches or misuse of our or our outsourcing partners’ security or communications systems; hardware and software failures, delays in the operation of our computer and communications systems or the failure to implement system enhancements; consolidation in the industries in which our clients operate; our ability to protect our intellectual property rights and our susceptibility to claims by others that we are infringing on their intellectual property rights; the risks associated with operating on a global basis, including fluctuations in the value of foreign currencies relative to the U.S. dollar, and the ability to successfully hedge such risks; general economic conditions in the markets in which we operate, including financial market conditions; and our ability to successfully integrate, and achieve expected benefits from, our acquired businesses. For a further discussion of the risks relating to the combined company’s business, see the “Risk Factors” in our annual report on Form 10-K for the fiscal quarter ended December 31, 2016, filed with the SEC, as such factors may be amended or updated from time to time in our subsequent periodic and other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in our filings with the SEC. We assume no obligation to update any such forward-looking statement after the date of this release, whether as a result of new information, future developments or otherwise.

Note on Non-GAAP Financial Measures

Non-GAAP results, such as Adjusted EBITDA, Adjusted Net Income, Adjusted Diluted EPS, and changes on a constant currency basis are presented only as a supplement to the company’s financial statements based on GAAP. Non-GAAP financial information is provided to enhance understanding of the company’s financial performance, but none of these non-GAAP financial measures are recognized terms under GAAP, and non-GAAP measures should not be considered in isolation from, or as a substitute analysis for, the company’s results of operations as determined in accordance with GAAP. Definitions and reconciliations of non-GAAP measures to the most directly comparable GAAP measures are provided within the schedules attached to this release. The company uses non-GAAP measures in its operational and financial decision making, and believes that it is useful to exclude certain items in order to focus on what it regards to be a more reliable indicator of the underlying operating performance of the business. As a result, internal management reports feature non-GAAP measures which are also used to prepare strategic plans and annual budgets and review management compensation. The company also believes that investors may find non-GAAP financial measures useful for the same reasons, although investors are cautioned that non-GAAP financial measures are not a substitute for GAAP disclosures.

Certain forward-looking guidance measures are provided on a non-GAAP basis because the company is unable to reasonably predict certain items contained in the GAAP measures. Such items include, but are not limited to, merger and transaction related expenses, restructuring and related charges, share-based compensation and other items not reflective of the company's ongoing operations.

Non-GAAP measures are frequently used by securities analysts, investors and other interested parties in their evaluation of companies comparable to the company, many of which present non-GAAP measures when reporting their results. Non-GAAP measures have limitations as an analytical tool. They are not presentations made in accordance with GAAP, are not measures of financial condition or liquidity and should not be considered as an alternative to profit or loss for the period determined in accordance with GAAP or operating cash flows determined in accordance with GAAP. Non-GAAP measures are not necessarily comparable to similarly titled measures used by other companies. As a result, you should not consider such performance measures in isolation from, or as a substitute analysis for, the company’s results of operations as determined in accordance with GAAP.

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QUINTILESIMSFIN

Table 1
QUINTILES IMS HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share data)
(preliminary and unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Revenues	$2,019	$1,137	$5,899	$3,412
Reimbursed expenses	446	360	1,263	1,128
Total revenues	2,465	1,497	7,162	4,540
Costs of revenue, exclusive of depreciation and amortization	1,165	696	3,431	2,125
Costs of revenue, reimbursed expenses	446	360	1,263	1,128
Selling, general and administrative expenses	391	207	1,141	623
Depreciation and amortization	256	34	733	98
Impairment charges	—	28	40	28
Restructuring costs	10	—	38	28
Merger related costs	—	4	—	13
Income from operations	197	168	516	497
Interest income	(2)	(1)	(5)	(2)
Interest expense	93	25	249	73
Loss on extinguishment of debt	18	—	21	—
Other expense, net	3	1	9	3
Income before income taxes and equity in earnings (losses) of unconsolidated affiliates	85	143	242	423
Income tax expense	—	39	5	118
Income before equity in earnings (losses) of unconsolidated affiliates	85	104	237	305
Equity in earnings (losses) of unconsolidated affiliates	4	—	7	(1)
Net income	89	104	244	304
Net income attributable to non-controlling interests	(5)	(4)	(11)	(11)
Net income attributable to Quintiles IMS Holdings, Inc.	$84	$100	$233	$293
Earnings per share attributable to common stockholders:
Basic	$0.39	$0.83	$1.06	$2.45
Diluted	$0.38	$0.82	$1.04	$2.41
Weighted average common shares outstanding:
Basic	214.3	118.9	220.7	119.3
Diluted	219.0	121.2	225.4	121.4

Note: Numbers may not add to total due to rounding.

Table 2
QUINTILES IMS HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions, except per share data)
(preliminary and unaudited)

	September 30,	December 31,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$1,103	$1,198
Trade accounts receivable and unbilled services, net	1,859	1,707
Prepaid expenses	146	123
Income taxes receivable	56	34
Investments in debt, equity and other securities	44	40
Other current assets and receivables	284	235
Total current assets	3,492	3,337
Property and equipment, net	428	406
Investments in debt, equity and other securities	8	13
Investments in unconsolidated affiliates	67	69
Goodwill	11,598	10,727
Other identifiable intangibles, net	6,567	6,390
Deferred income taxes	93	89
Deposits and other assets	192	177
Total assets	$22,445	$21,208

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$1,894	$1,743
Unearned income	782	774
Income taxes payable	60	76
Current portion of long-term debt	103	92
Other current liabilities	14	20
Total current liabilities	2,853	2,705
Long-term debt	9,651	7,108
Deferred income taxes	2,014	2,133
Other liabilities	420	402
Total liabilities	14,938	12,348
Commitments and contingencies
Stockholders’ equity:
Common stock and additional paid-in capital, 400.0 shares authorized at September 30, 2017 and December 31, 2016, $0.01 par value, 276.5 and 248.3 shares issued at September 30, 2017 and December 31, 2016, respectively	10,761	10,602
Accumulated deficit	(166)	(399)
Treasury stock, at cost, 40.2 and 12.9 shares at September 30, 2017 and December 31, 2016, respectively	(3,252)	(1,000)
Accumulated other comprehensive loss	(79)	(570)
Equity attributable to Quintiles IMS Holdings, Inc.’s stockholders	7,264	8,633
Non-controlling interests	243	227
Total stockholders’ equity	7,507	8,860
Total liabilities and stockholders’ equity	$22,445	$21,208

Note: Numbers may not add to total due to rounding.

Table 3
QUINTILES IMS HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(preliminary and unaudited)

	Nine Months Ended
	September 30,
	2017	2016
Operating activities:
Net income	$244	$304
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	733	98
Amortization of debt issuance costs and discount	6	5
Amortization of accumulated other comprehensive loss on terminated interest rate swaps	3	3
Stock-based compensation	82	34
Impairment of goodwill and identifiable intangible assets	40	28
Loss from unconsolidated affiliates	4	5
Benefit from deferred income taxes	(139)	(4)
Excess income tax benefits from stock-based award activities	—	(14)
Changes in operating assets and liabilities:
Change in accounts receivable, unbilled services and unearned income	(85)	(16)
Change in other operating assets and liabilities	(151)	(30)
Net cash provided by operating activities	737	413
Investing activities:
Acquisition of property, equipment and software	(267)	(78)
Acquisition of businesses, net of cash acquired	(525)	—
Disposition of business, net of cash disposed	12	—
Purchase of trading securities	—	(39)
Proceeds from corporate owned life insurance policies	—	21
Proceeds from sale of cost method investments	—	26
Investments in unconsolidated affiliates, net of payments received	5	(13)
Other	1	1
Net cash used in investing activities	(774)	(82)
Financing activities:
Proceeds from issuance of debt	5,242	—
Payment of debt issuance costs	(53)	—
Repayment of debt and principal payments on capital lease obligations	(2,858)	(37)
Proceeds from revolving credit facility	1,222	—
Repayment of revolving credit facility	(1,497)	—
Stock issued under employee stock purchase and option plans	86	43
Repurchase of common stock	(2,252)	(98)
Distributions to non-controlling interest	(3)	—
Excess income tax benefits from stock-based award activities	—	14
Contingent consideration and deferred purchase price payments	(4)	—
Net cash used in financing activities	(117)	(78)
Effect of foreign currency exchange rate changes on cash	59	(20)
(Decrease) increase in cash and cash equivalents	(95)	233
Cash and cash equivalents at beginning of period	1,198	977
Cash and cash equivalents at end of period	$1,103	$1,210

Note: Numbers may not add to total due to rounding.

Table 4
QUINTILES IMS HOLDINGS, INC. AND SUBSIDIARIES
NET INCOME TO ADJUSTED EBITDA RECONCILIATION
COMBINED COMPANY AS IF THE MERGER CLOSED 1/1/2016
(in millions)
(preliminary and unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Net Income	$84	$153	$233	$414
Provision for income taxes	—	52	5	159
Depreciation and amortization	256	124	733	363
Interest expense, net	91	72	244	211
Income in unconsolidated affiliates	(4)	—	(7)	2
Income from non-controlling interests	5	5	11	11
Deferred revenue purchasing accounting adjustments	1	2	10	5
Stock-based compensation	29	24	82	58
Other expense, net	5	3	15	10
Loss on extinguishment of debt	18	—	21	—
Impairment charges	—	28	40	28
Restructuring and related charges	10	10	38	105
Acquisition related charges	9	5	27	28
Merger related charges	8	11	13	21
Adjusted EBITDA	$512	$489	$1,465	$1,415

Note: Numbers may not add to total due to rounding.

Table 5
QUINTILES IMS HOLDINGS, INC. AND SUBSIDIARIES
NET INCOME TO ADJUSTED NET INCOME RECONCILIATION
(in millions, except per share data)
(preliminary and unaudited)

	Three Months	Nine Months
	Ended	Ended
	September 30, 2017	September 30, 2017
Net Income	$84	$233
Provision for income taxes	—	5
Purchase accounting amortization	193	553
Income in unconsolidated affiliates	(4)	(7)
Income from non-controlling interests	5	11
Deferred revenue purchasing accounting adjustments	1	10
Stock-based compensation	29	82
Other expense, net	5	15
Loss on extinguishment of debt	18	21
Impairment charges	—	40
Royalty hedge gain	1	8
Restructuring and related charges	10	38
Acquisition related charges	9	27
Merger related charges	8	13
Adjusted Pre Tax Income	$360	$1,049
Adjusted tax expense	(93)	(292)
Income from non-controlling interests	(5)	(11)
Minority interest effect in non-GAAP adjustments (1)	(2)	(7)
Adjusted Net Income	$260	$739

Adjusted earnings per share attributable to common shareholders:
Basic	$1.21	$3.35
Diluted	$1.19	$3.28
Weighted-average common shares outstanding:
Basic	214.3	220.7
Diluted	219.0	225.4

(1) Reflects the portion of Q2 Solutions' after-tax non-GAAP adjustments attributable to the minority interest partner.

Note: Numbers may not add to total due to rounding.

Table 6
QUINTILES IMS HOLDINGS, INC. AND SUBSIDIARIES
CALCULATION OF GROSS AND NET LEVERAGE RATIOS
AS OF SEPTEMBER 30, 2017
(in millions)
(preliminary and unaudited)

Gross Debt as of September 30, 2017	$9,800
Net Debt as of September 30, 2017	$8,697
Adjusted EBITDA(1) for the twelve months ended September 30, 2017	$2,006
Gross Leverage Ratio (Gross Debt/LTM Adjusted EBITDA)	4.9x
Net Leverage Ratio (Net Debt/LTM Adjusted EBITDA)	4.3x

(1) LTM Adjusted EBITDA is for the combined company (assumes merger closed 1/1/2016) and recast to conform with current methodology

CONTACT:
QuintilesIMS
Investor Relations
Andrew Markwick, +1-973-257-7144
andrew.markwick@quintilesims.com
or
Media Relations
Tor Constantino, +1-484-567-6732
tor.constantino@quintilesims.com